-----------------------------------------

                 FORM 4

-----------------------------------------


[ ]  CHECK BOX IF NO LONGER SUBJECT TO
     SECTION 16. FORM 4 OR FORM 5
     OBLIGATIONS MAY CONTINUE. SEE
     INSTRUCTION 1(B).



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


            FILED PURSUANT TO SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934, SECTION 17(A) OF THE PUBLIC UTILITY
                         HOLDING COMPANY ACT OF 1935 OR SECTION 30(F) OF THE INVESTMENT COMPANY ACT OF 1940

-----------------------------------------------------------------------------------------------------------------------------------
\1. NAME AND ADDRESS OF REPORTING |2.   ISSUER NAME AND TICKER OR TRADING          |6. RELATIONSHIP OF REPORTING PERSON
   PERSON*                       |     SYMBOL                                     |   TO ISSUER
                                 |                                                |
   KATZMAN     CHAIM             |     EQUITY ONE, INC. ("EQY")                   |   (CHECK ALL APPLICABLE)
                                 |                                                |
                                 |                                                |   [X] DIRECTOR       [X] 10% OWNER
                                 |                                                |   [X] OFFICER        [ ] OTHER
                                 |                                                |       (GIVE TITLE        (SPECIFY
                                 |                                                |       BELOW)              BELOW)
                                 |                                                |
                                 |                                                |              CHAIRMAN OF THE BOARD,
                                 |                                                |                        CEO
---------------------------------|------------------------------------------------|-------------------------------------------------
   (LAST)    (FIRST)   (MIDDLE)  |3.   IRS OR SOCIAL      |4. STATEMENT FOR       |7.  INDIVIDUAL OR JOINT/GROUP FILING
                                 |     SECURITY NUMBER    |   MONTH/YEAR          |    (CHECK APPLICABLE LINE)
                                 |     OF REPORTING PERSON|                       |
                                 |     (VOLUNTARY)        |                       |
                                 |                        |     Nov-02            |
   1696 N.E. MIAMI GARDENS DRIVE |                        |                       |     [X] FORM FILED BY ONE REPORTING
                                 |                        |                       |         PERSON
-------------------------------- |                        |-----------------------|
           (STREET)              |                        |5. IF AMENDMENT,       |
                                 |                        |   DATE OF             |
NORTH MIAMI BEACH  FLORIDA 33179 |                        |   ORIGINAL            |     [ ] FORM FILED BY MORE THAN ONE
                                 |                        |   (MONTH/YEAR)        |         REPORTING PERSON
---------------------------------|                        |                       |
(CITY)             (STATE) (ZIP) |                        |   Nov-02              |
                                 |                        |                       |
------------------------------------------------------------------------------------------------------------------------------------
                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. TITLE OF SECURITY |2. TRANSACTION  |3. TRANSACTION|   4. SECURITIES            |5. AMOUNT OF   |6. OWNERSHIP      |7. NATURE OF
   (INSTR. 3)        |   DATE         |   CODE       |      ACQUIRED (A)          |   SECURITIES  |   FORM:          |   INDIRECT
                     |   (MONTH/DAY/  |   (INSTR. 8) |      OR DISPOSED           |   BENEFICIALLY|   DIRECT (D)     |   BENEFICIAL
                     |   YEAR)        |              |      OF (D) (INSTR.        |   OWNED AT    |   OR INDIRECT (I)|   OWNERSHIP
                     |SETTLEMENT DATE |              |      3, 4, AND 5)          |   END OF      |   (INSTR. 4)     |   (INSTR. 4)
                     |                |              |                            |   MONTH)      |                  |
                     |                |--------------|----------------------------|   (INST. 3    |                  |
                     |                | CODE  |   V  |  AMOUNT  |(A) OR| PRICE    |   AND 4)      |                  |
                     |                |       |      |          | (D)  |          |               |                  |
---------------------|----------------|--------------|----------------------------|---------------|------------------|-------------
Common Stock, par    |    11/15/02    |   P   |      | 137,400  |  A   |$12.75    | 21,537,841    |        (I)       |     By
value $.01 per       |                |       |      |          |      |          |               |                  | Corportation
share                |                |       |      |          |      |          |               |                  |     (1)
---------------------|----------------|--------------|----------------------------|---------------|------------------|--------------
Common Stock, par    |    11/15/02    |   P   |      |   2,000  |  A   |$12.76    | 21,537,841    |        (I)       |     By
value $.01 per       |                |       |      |          |      |          |               |                  |Corporation
share                |                |       |      |          |      |          |               |                  |     (1)
---------------------|----------------|--------------|----------------------------|---------------|------------------|--------------
Common Stock, par    |    11/15/02    |   P   |      |   3,000  |  A   |$12.79    | 21,537,841    |        (I)       |     By
value $.01 per       |                |       |      |          |      |          |               |                  |Corporation
share                |                |       |      |          |      |          |               |                  |     (1)
---------------------|----------------|--------------|----------------------------|---------------|------------------|--------------
Common Stock, par    |    11/15/02    |   P   |      |   1,000  |  A   |$12.78    | 21,537,841    |        (I)       |     By
value $.01 per       |                |       |      |          |      |          |               |                  |Corporation
share                |                |       |      |          |      |          |               |                  |     (1)
-----------------------------------------------------------------------------------------------------------------------------------

    Explanation of Responses:
(1) Represents shares held of record by M.G.N. (USA), Inc. ("M.G.N."), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). M.G.N. is the wholly owned subsidiary of Gazit-Globe. Mr. Katzman is the President of M.G.N.

(2) M.G.N. (USA), Inc. is the wholly-owned subsidiary of Gazit-Globe (1982) Ltd. **Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                              /s/ CHAIM KATZMAN              November 19, 2002
                         -------------------------------     -----------------
                         **Signature of Reporting Person            Date
                                  Chaim Katzman

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

NAME:                        M.G.N. (USA), Inc., a Nevada corporation (2)

ADDRESS:                     c/o Equity One, Inc.
                             1696 N.E. Miami Gardens Drive
                             North Miami Beach, Florida 33179

SHARES OWNED:                4,790,504

DESIGNATED FILER:            Chaim Katzman

ISSUER AND TICKER SYMBOL:    Equity One, Inc. ("EQY")

DATE OF EVENT
REQUIRING STATEMENT:         15-Nov-02


SIGNATURE:                   By: /s/ CHAIM KATZMAN
                             ---------------------
                             Chaim Katzman
                             President


                                       2